Exhibit 99.1

Lindblad Expeditions Holdings, Inc. Reports

2018 Fourth Quarter and Full Year Financial Results

Full Year 2018 Highlights:

●	Tour revenues increased 16% to $309.7 million

●	Net income available to common stockholders increased $20.0 million to $11.4 million

●	Adjusted EBITDA increased 26% to $54.8 million

●	Lindblad segment Net Yield increased 6% to $1,044 and Occupancy increased to 91%

●	Bookings from the Lindblad segment in 2018 for future travel increased 20% over bookings in 2017

●	Expanded capacity with the launch of the National Geographic Venture in December 2018

●	Expanded strategic partnership with National Geographic to include all of the Americas

●	Following year end, the Company signed an agreement to build an additional polar ice class vessel

NEW YORK, February 28, 2019 – Lindblad Expeditions Holdings, Inc. (NASDAQ: LIND; the “Company” or “Lindblad”), a global provider of expedition cruises and adventure travel experiences, today reported financial results for the fourth quarter and year ended December 31, 2018.

Sven-Olof Lindblad, President and Chief Executive Officer, said “Lindblad’s strong financial growth and operating momentum during 2018 demonstrates the unique opportunity we have to build long-term value as we capitalize on the growing demand for expedition travel. We have significantly increased our overall capacity with the launch of our two new coastal vessels, the National Geographic Quest and the National Geographic Venture, and at the same time have been able to expand our Occupancy and Net Yields despite the additional inventory. Lindblad’s unparalleled track record of delivering high quality and authentic experiences, along with our strategic partnership with National Geographic, continues to generate high levels of repeat guests and is attracting more and more new travelers who want to immerse themselves in the world’s most remarkable geographies. With additional capacity and a strong booking environment, 2019 is poised to grow significantly. At the same time, we continue to build the next drivers of growth with the National Geographic Endurance scheduled to launch in early 2020 and today we announced that that we have contracted for another new, state of the art, polar vessel for delivery late in 2021. Overall, we have committed to expanding our available guest nights by over 60% from pre-expansion levels as we broaden our ability to build additional shareholder value in the years ahead.

FULL YEAR RESULTS

Tour Revenues

Full year tour revenues of $309.7 million increased $43.2 million, or 16%, as compared to 2017. The increase was driven by growth of $29.5 million at the Lindblad segment and a $13.7 million increase at Natural Habitat.

Lindblad segment tour revenues of $246.3 million increased $29.5 million, or 14% compared to 2017 primarily driven by 8% growth in Available Guest Nights, most notably due to the launch of the National Geographic Quest in July 2017 and the National Geographic Venture in December 2018, as well as from the impact of voyage cancellations in the first quarter of 2017 for repairs on the National Geographic Orion and National Geographic Sea Lion. The year on year growth also reflects an increase in Occupancy in 2018 to 91% from 87% in 2017 due to higher overall demand across the fleet, as well as 6% growth in Net Yield to $1,044 from increased prices and changes in itineraries.

Natural Habitat revenues of $63.4 million increased $13.7 million, or 28%, compared to a year ago due primarily to higher ticket revenue from additional departures and increased pricing.

Net Income

Net income available to common stockholders of $11.4 million for 2018, $0.24 per diluted share, increased $20.0 million as compared with a net loss available to common stockholders of $8.7 million, $0.19 per diluted share, in 2017. The increase versus a year ago primarily reflects the higher operating results, $6.2 million of lower stock-based compensation expense and a $9.4 million decrease in tax expense due to a $12.7 million impact in the fourth quarter of 2017 from the enactment of the U.S. Tax Cuts and Jobs Act. The current year also includes a $3.4 million increase in depreciation and amortization due to the addition of new vessels to the fleet, $2.2 million in foreign currency losses and a $1.1 million increase in interest expense primarily related to refinancing the Company’s credit facility during the first quarter of 2018.

Adjusted EBITDA

Full year 2018 Adjusted EBITDA of $54.8 million increased $11.4 million, or 26%, compared to 2017. The increase was driven by growth of $9.2 million at the Lindblad segment and a $2.2 million increase at Natural Habitat.

Lindblad segment Adjusted EBITDA of $47.8 million increased $9.2 million, or 24%, as compared to 2017 as the increased tour revenue were partially offset by higher operating costs primarily from a full year of operating the National Geographic Quest and costs associated with the December 2018 launch of the National Geographic Venture. 2018 also included higher commission expense associated with the revenue growth, as well as increased fuel and personnel costs.

Natural Habitat Adjusted EBITDA of $7.0 million increased $2.2 million, or 46%, as compared to 2017 as the revenue growth was partially offset by higher operating costs related to the additional departures and increased marketing and personnel costs to drive long-term growth initiatives.

FOURTH QUARTER RESULTS

Tour Revenues

Fourth quarter tour revenues of $70.6 million increased $7.4 million, or 12%, as compared to the same period in 2017. The increase was driven by growth of $4.5 million at Natural Habitat and a $2.9 million increase at the Lindblad segment.

Lindblad segment tour revenues of $51.8 million increased $2.9 million, or 6%, compared to the fourth quarter a year ago primarily driven by a 16% increase in Net Yield to $1,071 and an increase in Occupancy to 91% from 86% in 2017. Net Yield growth was driven by higher pricing and changes in itineraries, while Occupancy growth was driven by higher demand across the fleet, most notably on the National Geographic Orion due to a lower occupancy trans-Atlantic voyage in the fourth quarter of 2017. Available Guest Nights declined 9% primarily due to the trans-Atlantic voyage a year ago, partially offset by the launch of the National Geographic Venture in December 2018.

Natural Habitat revenues of $18.8 million increased $4.5 million, or 31%, compared to a year ago due primarily to higher ticket revenue from additional departures and increased pricing.

Net Income

Net loss available to common stockholders for the fourth quarter was $4.6 million, $0.10 per diluted share, as compared with a loss of $16.0 million, $0.36 per diluted share, in the fourth quarter of 2017. The $11.4 million improvement versus a year ago primarily reflects a $13.1 million decrease in tax expense mainly due to a $12.7 million impact from the enactment of the U.S. Tax Cuts and Jobs Act in the fourth quarter of 2017, partially offset by lower operating results and $0.8 million in foreign currency losses.

Adjusted EBITDA

Fourth quarter Adjusted EBITDA of $4.1 million decreased $0.7 million, or 15%, as compared to the same period in 2017 as growth of $0.9 million at Natural Habitat was more than offset by a $1.6 million decrease at the Lindblad segment.

Lindblad segment Adjusted EBITDA of $0.3 million decreased $1.6 million compared to the fourth quarter a year ago as the increased tour revenues were offset primarily by higher operating costs from the launch of the National Geographic Venture in December 2018, as well as from increased commission expense related to the revenue growth and higher personnel costs.

Natural Habitat Adjusted EBITDA of $3.8 million increased $0.9 million, or 30%, versus the fourth quarter a year ago as the revenue growth was partially offset by higher operating costs related to the additional departures and increased marketing and personnel costs to drive long-term growth initiatives.

Segment Results

	For the three months ended December 31,				For the years ended December 31,
(In thousands)	2018	2017	Change	%	2018	2017	Change	%
Tour revenues:
Lindblad	$51,817	$48,924	$2,893	6%	$246,334	$216,815	$29,519	14%
Natural Habitat	18,792	14,297	4,495	31%	63,400	49,689	13,711	28%
Total tour revenues	$70,609	$63,221	$7,388	12%	$309,734	$266,504	$43,230	16%
Operating income (loss):
Lindblad	$(6,957)	$(5,093)	$(1,864)	37%	$19,798	$7,291	$12,507	172%
Natural Habitat	3,436	2,580	856	33%	5,540	3,452	2,088	60%
Total operating income	$(3,521)	$(2,513)	$(1,008)	40%	$25,338	$10,743	$14,595	136%
Adjusted EBITDA:
Lindblad	$276	$1,890	$(1,614)	(85%)	$47,815	$38,655	$9,160	24%
Natural Habitat	3,819	2,938	881	30%	7,031	4,834	2,197	45%
Total Adjusted EBITDA	$4,095	$4,828	$(733)	(15%)	$54,846	$43,489	$11,357	26%

Liquidity

The Company’s cash, cash equivalents and restricted cash were $122.2 million as of December 31, 2018, as compared with $103.5 million as of December 31, 2017. The $18.7 million increase primarily reflects $56.4 million in net cash provided by operating activities due to the strong operating performance and $16.5 million in net cash provided by financing activities, primarily due to the increase in long-term debt associated with refinancing our credit facility. These increases were partially offset by $54.3 million in net cash used in investing activities, primarily related to the construction of two new vessels.

Free cash flow was $2.0 million for the full year 2018 as compared with a free cash flow use of $27.6 million in 2017. The $29.6 million improvement primarily reflects the strong operating performance in the current year and lower capital expenditures for new vessels. Free cash flow is defined as net cash provided by operating activities  less purchases of property and equipment.

On January 8, 2018, the Company entered into a senior secured credit agreement to make available, at the Company’s option, a loan in an aggregate principal amount not to exceed $107.7 million for the purpose of providing financing for up to 80% of the purchase price of the Company’s new polar ice-class vessel. At the Company’s election, the loan will bear interest either at a fixed interest rate effectively equal to 5.78% or a floating interest rate equal to three-month LIBOR plus a margin of 3.00% per annum.

On March 28, 2018, the Company refinanced its existing senior secured term loan and revolving credit facility.  The new $200 million, seven-year, senior secured term loan facility bears interest at LIBOR plus 3.50%, with a potential step down to LIBOR plus 3.25% depending on the Company's credit rating.  The new $45 million, five-year, revolving credit facility bears interest at LIBOR plus 3.00%.  The pricing of the new term loan and revolving credit facility reflected a one percentage point rate reduction compared to the prior $175 million term loan facility and $45 million revolving credit facility.  Additionally, the covenants in the new facility were modified to provide the Company with additional strategic and operational flexibility. The proceeds from the new term loan were utilized to pay down the Company's existing term loan with the remaining additional proceeds available for general corporate purposes.

LINDBLAD FLEET ACTIVITIES

The Company expanded its travel offerings in July 2017 with the launch of the National Geographic Quest, which sailed in Alaska and British Columbia during the summer before voyaging to Costa Rica and Panama for the winter season. The Company’s second new-build coastal vessel, the National Geographic Venture, launched in the December 2018 and is operating in Baja during the winter season before heading to Alaska for the summer months.

The Company is currently building a polar ice class vessel, the National Geographic Endurance, for delivery in January 2020.  This state-of-the art vessel will join the National Geographic Explorer and the National Geographic Orion as the third polar ice class vessels in the Lindblad National Geographic fleet, with the ability to voyage anywhere around the globe and specializing in polar travel.  This new vessel will be capable of exploring deep into the Antarctic and Arctic waters and will be built with the Ulstein X-BOW® design, allowing for greater comfort and speed through rough waters.

Following year-end, the Company signed a second contract with Ulstein Verft to build a sister ship to the National Geographic Endurance for delivery in September 2021. This fourth polar ice class vessel will enable us to further capitalize on the growth in high quality adventure travel and broaden the immersive and authentic itineraries we offer to our guests.

STOCK AND WARRANT REPURCHASE PLAN

The Company currently has a $35.0 million stock and warrant repurchase plan in place which authorizes the Company to purchase from time to time the Company’s outstanding stock and warrants through open market repurchases and/or in privately negotiated transactions based on market and business conditions, applicable legal requirements and other factors. During 2018, the Company repurchased 568,446 warrants and 9,030 shares of common stock under the plan for a total of $0.9 million. As of February 26, 2019 the Company had repurchased 6.0 million warrants and 866,701 shares of common stock under the plan and had $12.1 million remaining under the plan. As of February 22, 2019, there were 45.7 million shares of common stock and 10.1 million warrants outstanding.

FINANCIAL OUTLOOK

The Company’s current expectations for the full year 2019 are as follows:

●	Tour revenues of $350 - $358 million (13 – 16% growth)

●	Adjusted EBITDA of $67 - $70 million (22 – 28% growth)

As of February 26, 2019, Lindblad segment bookings for travel during 2019 have increased 10% as compared with bookings for 2018 as of the same date a year ago. Additionally, the Lindblad segment had 87% of full year 2019 projected guest ticket revenues on the books versus 89% of full year 2018 guest ticket revenue at the same time last year.

NON-GAAP FINANCIAL MEASURES

The Company uses a variety of operational and financial metrics, including non-GAAP financial measures such as Adjusted EBITDA, Occupancy, Net Yields and Net Cruise Costs, to enable it to analyze its performance and financial condition. The Company utilizes these financial measures to manage its business on a day-to-day basis and believes that they are the most relevant measures of performance. Some of these measures are commonly used in the cruise and tourism industry to evaluate performance. The Company believes these non-GAAP measures provide expanded insight to assess revenue and cost performance, in addition to the standard GAAP-based financial measures. There are no specific rules or regulations for determining non-GAAP measures, and as such, they may not be comparable to measures used by other companies within the industry.

The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The definitions of non-GAAP financial measures along with a reconciliation of non-GAAP financial information to GAAP are included in the supplemental financial schedules beginning on page 9.

Conference Call Information

The Company has scheduled a conference call at 8:30 a.m. Eastern Time on February 28, 2018 to discuss the earnings of the Company. The conference call can be accessed by dialing (844) 378-6487 (United States), (855) 669-9657 (Canada) or (412) 542-4182 (outside the U.S.). A replay of the call will be available at the Company’s investor relations website, http://www.investors.expeditions.com.

About Lindblad Expeditions Holdings, Inc.

Lindblad Expeditions Holdings, Inc. is an expedition travel company that focuses on ship-based voyages through its Lindblad Expeditions brand and on land-based travel through its subsidiary, Natural Habitat Adventures, an adventure travel and ecotourism company with a focus on responsible nature travel.

Lindblad Expeditions works in partnership with National Geographic to inspire people to explore and care about the planet. The organizations work in tandem to produce innovative marine expedition programs and to promote conservation and sustainable tourism around the world. The partnership’s educationally oriented voyages allow guests to interact with and learn from leading scientists, naturalists and researchers while discovering stunning natural environments, above and below the sea, through state-of-the-art exploration tools.

Natural Habitat partners with the World Wildlife Fund to offer and promote conservation and sustainable travel that directly protects nature. Natural Habitat’s adventures include polar bear tours in Churchill, Canada, Alaskan grizzly bear adventures and African safaris.

Forward Looking Statements

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the Company’s financial projections and may also generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe the Company’s financial guidance or future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) changes adversely affecting the business in which the Company is engaged; (ii) management of the Company’s growth and its ability to execute on its planned growth; (iii) general economic conditions; (iv) the Company’s business strategy and plans; (v) unscheduled disruptions in our business due to weather events, mechanical failures, or other events; (vi) compliance with laws and regulations; (vii) compliance with the financial and/or operating covenants in the Company’s credit agreements; (viii) adverse publicity regarding the cruise industry in general; (ix) loss of business due to competition; (x) the result of future financing efforts; (xi) the inability to meet revenue and Adjusted EBITDA projections; (xii) delays and costs overruns with respect to the construction and delivery of newly constructed vessels; and (xiii) those risks described in the Company’s filings with the SEC. Stockholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect the Company’s performance may be found in its filings with the SEC, which are available at http://www.sec.gov or at http://www.expeditions.com in the Investor Relations section of the Company’s website

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except share and per share data)

	As of December 31,
	2018	2017
ASSETS
Current Assets:
Cash and cash equivalents	$113,396	$96,443
Restricted cash and marketable securities	8,755	7,057
Marine operating supplies	5,165	5,045
Inventories	1,604	1,794
Prepaid expenses and other current assets	21,263	21,351
Total current assets	150,183	131,690

Property and equipment, net	285,979	250,952
Goodwill	22,105	22,105
Intangibles, net	7,975	9,554
Other long-term assets	7,167	10,047
Total assets	$473,409	$424,348

LIABILITIES
Current Liabilities:
Unearned passenger revenues	$123,489	$112,238
Accounts payable and accrued expenses	33,944	30,422
Long-term debt - current	2,000	1,750
Total current liabilities	159,433	144,410

Long-term debt, less current portion	188,089	164,186
Deferred tax liabilities	2,787	2,444
Other long-term liabilities	554	684
Total liabilities	350,863	311,724

COMMITMENTS AND CONTINGENCIES

REDEEMABLE NONCONTROLLING INTEREST	6,502	6,302

STOCKHOLDERS’ EQUITY
Preferred stock, $0.0001 par value, 1,000,000 shares authorized;
no shares issued and outstanding	-	-
Common stock, $0.0001 par value, 200,000,000 shares authorized;
45,814,925 and 45,427,030 issued, 45,442,728 and 44,787,608 outstanding
as of December 31, 2018 and December 31, 2017, respectively	5	5
Additional paid-in capital	41,539	42,498
Retained earnings	75,171	63,819
Accumulated other comprehensive income	(671)	-
Total stockholders' equity	116,044	106,322
Total liabilities, stockholders' equity and redeemable noncontrolling interest	$473,409	$424,348

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except share and per share data)

	For the three months ended December 31,		For the years ended December 31,
	2018	2017	2018	2017
Tour revenues	$70,609	$63,220	$309,734	$266,504
Cost of tours	39,098	35,746	153,743	135,526
Gross profit	31,511	27,474	155,991	130,978

Operating expenses:
General and administrative	17,251	13,817	62,898	60,529
Selling and marketing	12,076	10,833	46,987	42,354
Depreciation and amortization	5,706	5,339	20,768	17,351
Total operating expenses	35,033	29,989	130,653	120,234

Operating (loss) income	(3,522)	(2,515)	25,338	10,744

Other expense:
Interest expense, net	(2,817)	(2,544)	(10,830)	(9,736)
(Loss) gain on foreign currency	(745)	96	(2,175)	1,144
Other (expense) income	(45)	419	(165)	(133)
Gain on transfer of assets	-	-	-	454
Total other expense	(3,607)	(2,029)	(13,170)	(8,271)

(Loss) income before income taxes	(7,129)	(4,544)	12,168	2,473
Income tax (benefit) expense	(2,577)	10,475	616	10,002

Net (loss) income	(4,552)	(15,019)	11,552	(7,529)
Net income attributable to noncontrolling interest	92	983	200	1,132

Net (loss) income available to common stockholders	$(4,644)	$(16,002)	$11,352	$(8,661)

Weighted average shares outstanding
Basic	45,442,728	44,725,667	45,378,188	44,576,912
Diluted	45,442,728	44,725,667	46,340,054	44,576,912

Net (loss) income per share available to common stockholders
Basic	$(0.10)	$(0.36)	$0.25	$(0.19)
Diluted	$(0.10)	$(0.36)	$0.24	$(0.19)

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)

	For the years ended December 31,
	2018	2017
Cash Flows From Operating Activities
Net income (loss)	$11,552	$(7,529)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,768	17,351
Amortization of National Geographic fee	2,907	2,907
Amortization of deferred financing costs and other, net	1,909	2,226
Stock-based compensation	4,405	10,627
Deferred income taxes	343	8,336
Loss (gain) on foreign currency	2,175	(1,144)
Loss on write-off of assets	129	-
Write-off of unamortized issuance costs related to debt refinancing	359	-
Changes in operating assets and liabilities
Marine operating supplies and inventories	70	(1,036)
Prepaid expenses and other current assets	(716)	575
Unearned passenger revenues	11,134	20,709
Other long-term assets	(698)	136
Other long-term liabilities	(129)	3
Accounts payable and accrued expenses	2,149	(243)
Net cash provided by operating activities	56,357	52,918
Cash Flows From Investing Activities
Purchases of property and equipment	(54,345)	(80,485)
Net cash used in investing activities	(54,345)	(80,485)
Cash Flows From Financing Activities
Proceeds from long-term debt	200,000	-
Repayments of long-term debt	(171,625)	(1,750)
Payment of deferred financing costs	(6,490)	(418)
Repurchase under stock-based compensation plans and related tax impacts	(4,510)	(5,034)
Repurchase of warrants and common stock	(854)	(6,192)
Net cash provided by (used in) financing activities	16,521	(13,394)
Effect of exchange rate changes on cash	118	30
Net increase (decrease) in cash, cash equivalents and restricted cash	18,651	(40,931)
Cash, cash equivalents and restricted cash at beginning of period	103,500	144,431

Cash, cash equivalents and restricted cash at end of period	$122,151	$103,500

Supplemental disclosures of cash flow information:
Cash paid during the period:
Interest	$13,391	$10,478
Income taxes	$522	$965
Non-cash investing and financing activities:
Additional paid-in capital exercise proceeds of option shares	$1,682	$1,682
Additional paid-in capital exchange proceeds used for option shares	$(1,682)	$(1,682)

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands)
(unaudited)

Reconciliation of Net Income to Adjusted EBITDA

Consolidated

	For the three months ended December 31,		For the years ended December 31,
(In thousands)	2018	2017	2018	2017
Net (loss) income	$(4,552)	$(15,019)	$11,552	$(7,529)
Interest expense, net	2,817	2,544	10,830	9,736
Income tax (benefit) expense	(2,577)	10,475	616	10,002
Depreciation and amortization	5,706	5,339	20,768	17,351
Loss (gain) on foreign currency	745	(96)	2,175	(1,144)
Gain on transfer of assets	-	-	-	(454)
Other expense (income), net	45	(419)	165	133
Stock-based compensation	1,149	1,163	4,405	10,627
National Geographic fee amortization	727	727	2,907	2,907
Executive severance costs	-	9	71	1,409
Reorganization costs	35	104	360	451
Debt refinancing costs	-	-	997	-
Adjusted EBITDA	$4,095	$4,828	$54,846	$43,489

Reconciliation of Operating Income to Adjusted EBITDA

Lindblad Segment

	For the three months ended December 31,		For the years ended December 31,
(In thousands)	2018	2017	2018	2017
Operating (loss) income	$(6,957)	$(5,093)	$19,798	$7,292
Depreciation and amortization	5,322	4,980	19,277	15,969
Stock-based compensation	1,149	1,163	4,405	10,627
National Geographic fee amortization	727	727	2,907	2,907
Executive severance costs	-	9	71	1,409
Reorganization costs	35	104	360	451
Debt refinancing costs	-	-	997	-
Adjusted EBITDA	$276	$1,890	$47,815	$38,655

Reconciliation of Operating Income to Adjusted EBITDA

Natural Habitat Segment

	For the three months ended December 31,		For the years ended December 31,
(In thousands)	2018	2017	2018	2017
Operating income	$3,436	$2,578	$5,540	$3,452
Depreciation and amortization	383	360	1,491	1,382
Adjusted EBITDA	$3,819	$2,938	$7,031	$4,834

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands, except for Available Guest Nights, Gross Yield, Net Yield and guest metrics)
(unaudited)

Reconciliation of Free cash Flow to Net Cash Provided by Operating Activities

	For the years ended December 31,
	2018	2017
Net cash provided by operating activities	$56,357	$52,918
Less: purchases of property and equipment	(54,345)	(80,485)
Free Cash Flow	$2,012	$(27,567)

Guest Metrics - Lindblad Segment

	For the three months ended December 31,		For the years ended December 31,
	2018	2017	2018	2017
Available Guest Nights	40,274	44,428	200,849	186,719
Guest Nights Sold	36,584	38,305	182,298	163,256
Occupancy	91%	86%	91%	87%
Maximum Guests	5,061	5,078	25,449	22,805
Number of Guests	4,549	4,382	23,102	20,140
Voyages	61	64	330	308

Calculation of Gross Yield and Net Yield

Lindblad Segment

	For the three months ended December 31,		For the years ended December 31,
(In thousands, except for Available Guest Nights, Gross and Net Yield)	2018	2017	2018	2017
Guest ticket revenues	$46,141	$43,609	$220,841	$191,113
Other tour revenues	5,676	5,315	25,493	25,702
Tour Revenues	51,817	48,924	246,334	216,815
Less: Orion Insurance Proceeds	-	(125)	-	(2,273)
Adjusted Tour Revenues	51,817	48,799	246,334	214,542
Less: Commissions	(4,544)	(4,045)	(19,521)	(16,365)
Less: Other tour expenses	(4,153)	(3,703)	(17,106)	(14,325)
Net Revenue	$43,120	$41,051	$209,707	$183,852
Available Guest Nights	40,274	44,428	200,849	186,719
Gross Yield	$1,287	$1,098	$1,226	$1,149
Net Yield	1,071	924	1,044	985

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands, except for Available Guest Nights, Gross and Net Cruise Cost Per Avail. Guest Night and guest metrics)
(unaudited)

(In thousands, except for Available Guest Nights, Gross and Net Cruise Cost per Available Guest Night)	For the three months ended December 31,		For the years ended December 31,
	2018	2017	2018	2017
Cost of tours	$29,004	$28,129	$114,841	$105,044
Plus: Selling and marketing	10,626	9,799	42,325	38,429
Plus: General and administrative	13,822	11,110	50,093	50,082
Gross Cruise Cost	53,452	49,038	207,259	193,555
Less: Commission expense	(4,544)	(4,045)	(19,521)	(16,365)
Less: Other tour expenses	(4,153)	(3,703)	(17,106)	(14,325)
Net Cruise Cost	44,755	41,290	170,632	162,865
Less: Fuel expense	(2,352)	(2,155)	(9,228)	(7,013)
Net Cruise Cost Excluding Fuel	42,403	39,135	161,404	155,852
Non-GAAP Adjustments:
Stock-based compensation	(1,149)	(1,163)	(4,405)	(10,627)
National Geographic fee amortization	(727)	(727)	(2,907)	(2,907)
Executive severance costs	-	(9)	(71)	(1,409)
Reorganization costs	(35)	(104)	(360)	(451)
Debt refinancing costs	-	-	(997)	-
Adjusted Net Cruise Cost Excluding Fuel	$40,492	$37,131	$152,664	$140,458
Adjusted Net Cruise Cost	$42,844	$39,286	$161,892	$147,471
Available Guest Nights	40,274	44,428	200,849	186,719
Gross Cruise Cost per Available Guest Night	$1,327	$1,104	$1,032	$1,037
Net Cruise Cost per Available Guest Night	1,111	929	850	872
Net Cruise Cost Excluding Fuel per Available Guest Night	1,053	881	804	835
Adjusted Net Cruise Cost Excluding Fuel per Available Guest Night	1,005	836	760	752
Adjusted Net Cruise Cost per Available Guest Night	1,064	884	806	790

Operational and Financial Metrics

Adjusted EBITDA is net income (loss) excluding depreciation and amortization, net interest expense, other income (expense), income tax (expense) benefit, (gain) loss on foreign currency, (gain) loss on transfer of assets, reorganization costs, and other supplemental adjustments. Other supplemental adjustments include certain non-operating items such as stock-based compensation, executive severance costs, the National Geographic fee amortization, debt refinancing fees and acquisition-related expenses. The Company believes Adjusted EBITDA, when considered along with other performance measures, is a useful measure as it reflects certain operating drivers of the business, such as sales growth, operating costs, selling and administrative expense, and other operating income and expense. The Company believes Adjusted EBITDA helps provide a more complete understanding of the underlying operating results and trends and an enhanced overall understanding of the Company’s financial performance and prospects for the future. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not take into account certain requirements, such as unearned passenger revenues, capital expenditures and related depreciation, principal and interest payments, and tax payments. The Company’s use of Adjusted EBITDA may not be comparable to other companies within the industry.

The following metrics apply to the Lindblad segment:

Adjusted Net Cruise Cost represents Net Cruise Cost adjusted for Non-GAAP other supplemental adjustments which include certain non-operating items such as stock-based compensation, the National Geographic fee amortization, and acquisition-related expenses.

Available Guest Nights is a measurement of capacity and represents double occupancy per cabin (except single occupancy for a single capacity cabin) multiplied by the number of cruise days for the period. The Company also records the number of guest nights available on its limited land programs in this definition.

Gross Cruise Cost represents the sum of cost of tours plus selling and marketing expense, and general and administrative expense.

Gross Yield represents tour revenues less insurance proceeds divided by Available Guest Nights.

Guest Nights Sold represents the number of guests carried for the period multiplied by the number of nights sailed within the period.

Maximum Guests is a measure of capacity and represents the maximum number of guests in a period and is based on double occupancy per cabin (except single occupancy for a single capacity cabin).

Net Cruise Cost represents Gross Cruise Cost excluding commissions and certain other direct costs of guest ticket revenues and other tour revenues.

Net Cruise Cost Excluding Fuel represents Net Cruise Cost excluding fuel costs.

Net Revenue represents tour revenues less insurance proceeds, commissions and direct costs of other tour revenues.

Net Yield represents Net Revenue divided by Available Guest Nights.

Number of Guests represents the number of guests that travel with the Company in a period.

Occupancy is calculated by dividing Guest Nights Sold by Available Guest Nights.

Voyages represent the number of ship expeditions completed during the period.